Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS THIRD QUARTER 2007 RESULTS

Continued Strong Core Deposit Growth and Stable Net Interest Margin Highlight Quarter

EUGENE, OR, October 17, 2007—Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the third quarter and nine months ended September 30, 2007.

Net income for the third quarter 2007 was $3.42 million, a 0.6% decrease from 2006 third quarter net income of $3.44 million. Earnings per diluted share were $0.29 for the third quarter 2007, the same as was reported for the prior year third quarter. All outstanding shares and per share data for the third quarter and nine months of 2006 have been retroactively adjusted to reflect the 10% stock dividend distributed June 15, 2007. During the third quarter 2006, the bank recorded two nonrecurring transactions that resulted in a cumulative after-tax gain of $0.01 per diluted share.

Return on average assets, return on average equity, and return on average tangible equity for the third quarter 2007 were 1.51%, 13.03% and 16.76%, respectively, compared to 1.64%, 14.90% and 20.20%, respectively, for the comparable period of 2006.

Operating revenue, which consists of net interest income plus noninterest income, was $12.0 million for the third quarter 2007, up 3.7% from the $11.6 million reported for the third quarter 2006. Excluding the nonrecurring transactions in third quarter 2006, third quarter 2007 operating revenue was up $759 thousand or 6.8% over the same period last year. Improvement in operating revenue was primarily the result of balance sheet growth as average loans and core deposits increased $63.5 million or 8.7% and $74.1 million or 13.9%, respectively.

At September 30, 2007, outstanding loans were $803.9 million, an increase of $34.7 million over outstanding loans of $769.2 million at December 31, 2006. Excluding the sale of the Consumer Finance Division loans that occurred during the second quarter, outstanding loans grew by $45.8 million from those reported at the end of last year. Period end core deposits were $619.5 million, up $39.3 million from December 31, 2006, and up $17.7 million over the end of second quarter 2007, excluding the $25.0 million temporary deposit included in June 30, 2007 results,. For the third quarter 2007, core deposits averaged $606.9 million, an increase of $32.0 million over the average core deposits of $574.9 million reported for the second quarter 2007. While Pacific Continental’s management believes some contraction in its residential and real estate construction portfolio will occur during the fourth quarter 2007 due to expected pay offs and current economic conditions, prospects for increased loan and deposit activity are good as new business opportunity pipelines in other lending areas are solid in all three of the bank’s principal markets: Seattle, Portland and Lane County.

Operating expenses for the third quarter 2007 were $6.4 million, up 4.8% from the $6.1 million reported for the third quarter 2006. On a linked-quarter basis, and as expected, third quarter 2007 noninterest expense was down $114 thousand from second quarter 2007, and down $191 thousand from fourth quarter 2006 noninterest expense of $6.6 million, reflecting the effectiveness of cost control initiatives.

“The current operating environment for financial institutions continues to be challenging and highly competitive. In this environment, we are quite pleased with our ability to attract new deposit relationships. We continue to efficiently execute our business plan, which provides us stable and sustainable funding and strong net interest margins,” said Hal Brown, CEO of Pacific Continental Corporation.

The bank’s net interest margin for the third quarter 2007 was 5.25%, down 4 basis points from the third quarter 2006 net interest margin of 5.29%, but up 1 basis point from second quarter 2007 net interest margin of 5.24%. The bank’s net interest margin has been very stable in each of the first three quarters of the current year. The year-to-date September 30, 2007 net interest margin was 5.24%, down 4 basis points from the 5.28% reported for the same period last year. Looking forward, and due to the bank’s balanced interest rate risk profile, the net interest margin is not expected to be materially impacted by the recent decline in short-term market interest rates, including the prime lending rate. In addition, the bank traditionally experiences strong core deposit growth rates during the fourth quarter of the year that lowers the bank’s overall cost of funds. However, despite the expected margin improvement resulting from accelerated core deposit growth, competitive pricing pressures on both loans and core deposits may negate any net interest margin gains, suggesting flat margins.

Credit quality of the bank’s loan portfolio continues to be strong as of September 30, 2007, despite third quarter 2007 increases in nonperforming assets. Nonperforming assets were $1.55 million, up approximately $1.4 million over September 30, 2006 levels, and represent 0.17% of total assets. The increase in third quarter nonperforming assets is attributable to the addition of seven nonaccrual loans from an isolated segment of the bank’s consumer residential construction loan portfolio. Through an independent third-party review initiated by bank management, an additional small number of loans in this portfolio have been identified to have a similar risk profile to those loans already placed on nonaccrual status. While management believes that some increase in nonperforming assets from this portfolio in the fourth quarter is likely, management does not expect any significant losses on these or any future nonperforming loans in this portfolio due to a cash-secured 20% principal guarantee for each of these loans. Management also believes that its calculation of the adequacy of the allowance for loan losses has accurately captured the inherent risk in this portfolio, and thus expects no specific addition to the provision for loans losses or the allowance for loan losses will be required for these loans.

“Through our accurate and timely risk rating of loans, we were able to get an early warning of a potential problem with this small segment of our loan portfolio,” stated Casey Hogan, Executive Vice President and Chief Credit Officer. “An independent third-party review of the portfolio provided us the confirmation, and we were immediately able to commit internal staff and resources to work specifically on this portfolio,” added Hogan.

For the third quarter 2007, the bank provided $125 thousand to the allowance for loan losses compared to $150 thousand for third quarter 2006. On a linked quarter basis, the third quarter 2007 provision was $25 thousand less than second quarter 2007 and was primarily attributed to a slowdown in net loan growth. At September 30, 2007, the ratio of the allowance for loan losses to total loans was 1.09%, compared to 1.08% at December 31, 2006. During the third quarter, the bank also added $25 thousand to its liability for unfunded loan commitments, and at September 30, 2007, the bank had $196 thousand reserved for unfunded loan commitments, which is classified in other liabilities on the balance sheet. Considering the high quality of the loan portfolio, management believes that the bank’s reserves are currently sufficient. Management currently expects the provision for loan losses to be moderately higher in the fourth quarter 2007 compared to the third quarter 2007.

Net income for the first nine months of 2007 was $9.63 million, a 0.7% improvement compared to the $9.56 million reported for the comparable period of 2006. Earnings per diluted share for the first nine months of 2007 were $0.80 compared to $0.82 per diluted share for the same period last year. Return on average assets for year-to-date September 30, 2007 and 2006 were 1.44% and 1.57%, respectively. Year-to-date September 30, 2007 return on average book equity and return on average tangible equity were 12.66 % and 16.46%, respectively, compared to 14.46% and 19.88%, respectively, for the comparable period of 2006.

Third Quarter 2007 Highlights:

•	Paid a $0.09 per share quarterly dividend, representing an annualized 20.9% increase over 2006 cash dividends;

•	Achieved third quarter core deposit growth of $17.7 million (excluding a significant temporary deposit at June 30, 2007);

•	Maintained strong net interest margin relative to industry peers;

•	Effectively managed growth in noninterest expense on a linked quarter basis;

•	Through disciplined credit practices, continued to report excellent credit quality statistics.

Conference Call and Audio Webcast:

Pacific Continental Corporation will be conducting a live conference call and audio Webcast for interested parties relating to its third quarter 2007 results on Wednesday, October 17th at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the conference call, interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental third quarter earnings, leader: Hal Brown.” To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page (http://www.therightbank.com/) a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Web site. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region’s largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its “Outstanding Corporate Citizen.” The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 “Business of the Year.” Pacific Continental Corporation’s shares are listed on the NASDAQ Global Select Market under the symbol “PCBK.” Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company’s banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank’s Portland and Seattle markets; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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Pacific Continental Corporation

Consolidated Statements of Income

For the Nine Months Ended

(Amounts in $ Thousands, except per share data)

	30-Sep-07	30-Sep-06
Interest income	$51,817	$45,229
Interest expense	$19,583	$15,776
Net interest income	$32,234	$29,453
Provision for loan losses	$450	$600
Noninterest income	$2,894	$3,367
Noninterest expense	$19,270	$17,201
Income before taxes	$15,408	$15,019
Taxes	$5,781	$5,458
Net income	$9,627	$9,561

Earnings per share
Basic	$0.82	$0.83
Fully diluted	$0.80	$0.82

Outstanding shares at period end (1)	11,865,541	11,687,639
Outstanding shares, year-to-date average (basic) (1)	11,808,188	11,550,219
Outstanding shares, year-to-date average (diluted) (1)	11,960,747	11,671,121

Consolidated Statements of Income

For the Quarters Ended

(Amounts in $ Thousands, except per share data)

	30-Sep-07	30-Sep-06
Interest income	$17,419	$16,062
Interest expense	$6,441	$5,865
Net interest income	$10,978	$10,197
Provision for loan losses	$125	$150
Noninterest income	$997	$1,354
Noninterest expense	$6,399	$6,109
Income before taxes	$5,451	$5,292
Taxes	$2,030	$1,851
Net income	$3,421	$3,441

Earnings per share
Basic	$0.29	$0.30
Fully diluted	$0.29	$0.29

Outstanding shares, quarter average (basic) (1)	11,848,059	11,652,256
Outstanding shares, quarter average (diluted) (1)	11,981,303	11,765,232

Pacific Continental Corporation

Financial Data and Ratios

(Amounts in $ Thousands, except for per share data)

	Year-to-date Ending		For Quarter Ending
	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06
Balance Sheet
Loans at period end	$803,918	$743,818
Real estate secured loans	$610,961	$575,568
Commercial loans	$180,422	$151,831
Other loans	$12,535	$16,419
Allowance for loan losses at period end	$8,734	$8,433
Allowance for outstanding loan commitments incl. in liabilities	$196	$151
Goodwill and core deposit intangible	$23,183	$24,034
Assets at period end	$920,889	$854,720
Deposits at period end	$683,214	$612,185
Noninterest-bearing deposits at period end	$175,932	$178,321
Core deposits at period end (2)	$619,464	$547,557
Stockholders’ equity at period end (book)	$104,417	$93,289
Stockholders’ equity at period end (tangible) (3)	$81,234	$69,254
Book value per share at period end	$8.80	$7.98
Tangible book value per share at period end (3)	$6.85	$5.93
Loans, average	$787,325	$710,506	$793,551	$730,030
Earning assets, average	$822,220	$745,189	$829,955	$764,511
Assets, average	$894,010	$814,234	$899,897	$832,842
Deposits, average	$652,450	$597,760	$674,446	$602,336
Noninterest-bearing deposits, average	$167,461	$159,997	$171,625	$163,641
Core deposits, average (2)	$583,703	$522,885	$606,920	$532,809
Stockholders’ equity, average (book)	$101,646	$88,415	$104,164	$91,640
Stockholders’ equity, average (tangible) (3)	$78,197	$64,299	$80,951	$67,571

Financial Performance
Return on average assets	1.44%	1.57%	1.51%	1.64%
Return on average equity (book)	12.66%	14.46%	13.03%	14.90%
Return on average equity (tangible) (3)	16.46%	19.88%	16.76%	20.20%
Net interest margin	5.24%	5.28%	5.25%	5.29%
Efficiency ratio (4)	54.85%	52.41%	53.44%	52.89%
Earnings per share
Basic	$0.82	$0.83	$0.29	$0.30
Fully diluted	$0.80	$0.82	$0.29	$0.29

	Year-to-date Ending		For Quarter Ending
	30-Sep-07	30-Sep-06	30-Sep-07	30-Sep-06
Loan Quality
Loan charge offs	$61	$63	$18	$4
Loan recoveries	$(61)	$(104)	$(33)	$(37)

Net loan charge offs (recoveries)	$(0)	$(41)	$(15)	$(33)

Non-accrual loans	$1,325	$208
90-day past due	$229	$0

Gross nonperforming loans	$1,554	$208
Government guarantees on non-accrual and 90-day past due	$0	$(82)

Net nonperforming loans	$1,554	$126
Foreclosed property	$0	$0

Nonperforming assets, net of govt. guarantees	$1,554	$126

Loan Quality Ratios
Net nonperforming loans to total loans	0.19%	0.02%
Nonperforming assets to total assets	0.17%	0.01%
Allowance for loan losses to net nonperforming loans	562.03%	6692.86%
Annualized net loan charge offs to average loans	0.00%	-0.01%
Allowance for loan losses to total loans	1.09%	1.13%

(1)	Outstanding share and earnings per share information for prior periods has been retroactively restated to reflect 10% stock dividend effective May 31, 2007.
(2)	Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(3)	Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(4)	Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.